Exhibit 99.1

Press Release

One Dag Hammarskjöld Plaza
885 Second Avenue, 34th Floor
New York, NY 10017
Tel 212 319 2800
Fax 212 319 2808

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
Tel 303 516 8500
Fax 303 530 1296
www.tapestrypharma.com

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303-516-8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212-362-1200 lilian@sternir.com
		Media:	Dana Conti Schwartz Communications 781-684-0770 tapestry@schwartz-pr.com

For Immediate Release

TAPESTRY REPORTS SECOND QUARTER 2007 RESULTS

Results Reflect Continued Investment in Clinical Development of TPI 287

Boulder, Colo., August 9, 2007 — Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the second quarter ended June 27, 2007.

The net loss for the second quarter of 2007 was $6.2 million, or $0.37 per share.  This compares to a net loss for the second quarter of 2006 of $4.2 million, or $0.28 per share.  Included in the net loss for the second quarter of 2007 and 2006 is non-cash equity compensation expense totaling $893,000 and $1.3 million, respectively.

The net loss for the six-months ended June 27, 2007 was $10.6 million, or $0.64 per share.  This compares to a net loss for the six-months ended June 28, 2006 of $8.6 million, or $0.92 per share.  Included in the net loss for the six-months ended June 27, 2007 and June 28, 2006 is non-cash equity compensation expense totaling $1.7 million and $1.9 million, respectively.

As of June 27, 2007, Tapestry had $14.4 million in cash, cash equivalents, and short-term investments.

“The first half of 2007 has been an extremely exciting time at the company, as we initiated our first Phase 2 trial for TPI 287, in hormone refractory prostate cancer, and shared promising preclinical and Phase I clinical data at AACR and ASCO,”  commented Leonard Shaykin, Chairman and CEO. “We plan to build on this momentum in the second half of the year as we initiate our second and third Phase 2 trials in pancreatic cancer and in glioblastoma multiforme and our first oral Phase 1b/2 PK study in man. By early 2008, we expect to have preliminary results from the first arm of our Phase 2 trial in hormone refractory prostate cancer and begin an additional exploratory Phase 2 trial in yet another cancer indication.”

Conference Call Information

Tapestry will host a conference call at 9:00 a.m. Eastern Time on August 9, 2007 to discuss 2007 second quarter results and recent corporate developments.  To participate in the conference call, please dial 800-599-9795 (domestic) or 617-786-2905 (international) and reference the access code 29185656.  A replay of the call will be available from 11:00 a.m. Eastern Time on August 9, 2007 until August 16, 2007 at midnight Eastern Time.  To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 85506220.  A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.tapestrypharma.com.  An archived webcast will be available on the Tapestry website for approximately 30 days after the event.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s website at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary next-generation taxane, is Tapestry’s lead clinical compound.  This compound was designed to overcome multiple drug resistance in solid tumors that are innately resistant to taxane therapy or have become resistant to taxanes following exposure to chemotherapy drugs.  In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumor growth in certain animal xenograft models when tested against standard comparative agents.  The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes as well as cell lines known to be resistant to taxanes.  Taxane sensitive cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer.  Taxane resistant cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, colon cancer and prostate cancer.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects,” “hopes” or comparable terminology or by discussions of strategy. Such forward-looking statements include the statements that in the second half of 2007 the Company will initiate two additional Phase II trials of TPI 287 and initiate an oral Phase 1b/2 trial and that in the early part of 2008 the Company expects to have preliminary results in a Phase 2 trial and begin an exploratory Phase 2 trial in another cancer indication. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the periods ended March 28, 2007, and June 27, 2007. The Company cautions investors not to place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303-516-8500.

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Tapestry Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 27,	December 27,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$443	$180
Short-term investments	13,985	22,277
Prepaid expense and other current assets	489	335
Total current assets	14,917	22,792

Other assets	2,150	1,814
Total assets	$17,067	$24,606

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,550	$2,585

Long-term debt, excluding current portion	53	112

Total stockholders’ equity	13,464	21,909
Total liabilities and stockholders’ equity	$17,067	$24,606

Tapestry Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 27,	June 28,	June 27,	June 28,
	2007	2006	2007	2006
Operating expenses:
Research and development	$3,994	$2,391	$6,887	$5,205
General and administrative	2,398	2,038	4,175	3,495
Operating loss	6,392	4,429	11,062	8,700

Other income (expense):
Interest and other income	222	394	493	536
Interest and other expense	(5)	(128)	(12)	(302)
Loss from continuing operations	(6,175)	(4,163)	(10,581)	(8,466)
Loss from discontinued operations	—	—	—	(88)
Net loss	$(6,175)	$(4,163)	$(10,581)	$(8,554)

Basic and diluted loss per share from continuing operations	$(0.37)	$(0.28)	$(0.64)	$(0.91)
Basic and diluted loss per share from discontinued operations	$—	$—	$—	$(0.01)
Basic and diluted loss per share	$(0.37)	$(0.28)	$(0.64)	$(0.92)
Basic and diluted weighted average shares outstanding	16,510	15,052	16,442	9,268